Exhibit 99.1

Revlon Reports 2012 Results

NEW YORK--(BUSINESS WIRE)--February 5, 2013--Revlon, Inc. (NYSE: REV) today announced results for the year and the fourth quarter ended December 31, 2012.

2012 results compared to 2011:

  Net sales of $1,426.1 million compared to $1,381.4 million, an increase of 3.2%. Excluding unfavorable foreign currency fluctuations of $21.2 million, 2012 net sales increased by 4.8%.
  Operating income of $188.7 million, which included $24.1 million of restructuring and related charges associated with the actions announced in September 2012, and a net charge of $8.9 million related to estimated costs of settling previously disclosed shareholder litigation related to the Company’s 2009 exchange offer, compared to $203.3 million.
  Net income of $51.1 million, or $0.98 per diluted share, compared to $53.4 million, or $1.02 per diluted share. Net income in 2012 included $24.1 million ($22.9 million after tax) of restructuring and related charges and a net charge of $8.9 million, before and after tax, related to the shareholder litigation noted above. Net income in 2011 included charges of $11.2 million ($6.8 million after tax) related to the 2011 refinancing of the Company’s bank credit facilities.
  Adjusted EBITDAa of $254.0 million, which included $24.1 million of restructuring and related charges and a net charge of $8.9 million related to the shareholder litigation noted above, compared to $266.0 million.
  Net cash provided by operating activities of $104.1 million compared to $88.0 million; free cash flowb of $84.0 million compared to $74.4 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis said, “2012 was a very positive year. We delivered top line growth of almost 5%, reflecting the effectiveness of our strategy. From a marketplace perspective, we introduced new, innovative products, which, together with effective brand communication and strong in-store execution, drove positive performance of our Revlon branded products in many of our key regions. Our financial performance was strong as we again maintained highly competitive margins and delivered $84 million of free cash flow. We are also very pleased with the integration and performance during the year of our SinfulColors and Pure Ice acquisitions.”

Mr. Ennis concluded, “We are pleased with our performance in 2012 and, as we enter 2013, we continue to focus on driving profitable growth.”

2012 Results

Note: The results of operations related to acquisitions are included in the Company's consolidated financial statements commencing on the date of acquisition – for SinfulColors, as of March 17, 2011, and, for Pure Ice, as of July 2, 2012.

Net sales in 2012 were $1,426.1 million, an increase of $44.7 million, or 3.2%, compared to $1,381.4 million in 2011. Excluding unfavorable foreign currency fluctuations of $21.2 million, net sales increased by $65.9 million, or 4.8%. The increase was primarily driven by higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color and SinfulColors color cosmetics, as well as the inclusion of the net sales of Pure Ice, partially offset by lower net sales of fragrances and other beauty care products.

Effective for the period beginning October 1, 2012, the Company has consolidated Latin America and Canada into a single region. As a result, prior period amounts have been reclassified to conform to this presentation. See quarterly historical data at the end of the release.

In the United States, net sales in 2012 were $799.8 million, an increase of $42.4 million, or 5.6%, compared to $757.4 million in 2011. The increase was primarily driven by higher net sales of Revlon color cosmetics and SinfulColors color cosmetics, as well as the inclusion of the net sales of Pure Ice, partially offset by lower net sales of Almay color cosmetics.

In Asia Pacific, net sales in 2012 were $238.9 million, an increase of $5.5 million, or 2.4%, compared to $233.4 million last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $4.4 million, or 1.9%, primarily due to higher net sales of Revlon color cosmetics in Japan and certain distributor territories, partially offset by lower net sales of Revlon color cosmetics in China.

In Europe, Middle East and Africa, net sales in 2012 were $184.4 million, a decrease of $24.3 million, or 11.6%, compared to $208.7 million last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $8.9 million, or 4.3%. Net sales were adversely impacted by: (i) the previously announced higher sales returns accrual of $1.6 million associated with restructuring and related activities in France and Italy; (ii) lower net sales of fragrances in the U.K. and certain distributor territories; and (iii) lower net sales of other beauty care products throughout the region. These decreases were partially offset by higher net sales of Mitchum anti-perspirant deodorant in the U.K. and Revlon ColorSilk hair color in South Africa, Italy and certain distributor territories.

In Latin America and Canada, net sales in 2012 were $203.0 million, an increase of $21.1 million, or 11.6%, compared to $181.9 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $28.0 million, or 15.4%. The increase was primarily due to higher net sales of Revlon and Almay color cosmetics and Revlon ColorSilk hair color throughout the region. Net sales in Venezuela and Argentina benefited from higher selling prices reflecting market conditions and inflation, which accounted for approximately one-third of the $28.0 million net sales increase in the region. Venezuela’s increase in net sales was also impacted by the absence of sales for a portion of 2011 as a result of the June 5, 2011 fire that destroyed the Company’s facility there.

Operating income was $188.7 million in 2012 compared to $203.3 million in 2011. Adjusted EBITDA was $254.0 million in 2012 compared to $266.0 million in 2011. Operating income and Adjusted EBITDA in 2012 included $24.1 million of restructuring and related charges and a net charge of $8.9 million with respect to the shareholder litigation, both noted above.

Interest expense, including preferred stock dividends, decreased $5.7 million to $85.6 million in 2012 compared to the same period last year, primarily due to refinancing the Company’s term loan credit facility in May 2011 at lower interest rates.

The provision for income taxes was $43.7 million in 2012 compared to $36.8 million in 2011. The provision for income taxes included non-cash benefits of $15.8 million in 2012 and $16.9 million in 2011, in each case primarily associated with reductions in the Company’s deferred tax asset valuation allowances, which had no impact on the Company’s cash flow or liquidity. Cash paid for income taxes, net of refunds, in 2012 was $18.0 million as compared to $20.5 million in 2011.

Net income in 2012 was $51.1 million, or $0.98 per diluted share, compared to net income of $53.4 million, or $1.02 per diluted share, in 2011. Net income in 2012 included: (i) $24.1 million ($22.9 million after tax) of restructuring and related charges; (ii) a net charge of $8.9 million, before and after tax, related to the shareholder litigation noted above; and (iii) the non-cash tax benefit of $15.8 million noted above. Net income in 2011 included charges of $11.2 million ($6.8 million after tax) related to the 2011 refinancing of the Company’s bank credit facilities, as well as the non-cash tax benefit of $16.9 million noted above.

Net cash provided by operating activities in 2012 was $104.1 million compared to $88.0 million in 2011 and free cash flow in 2012 was $84.0 million compared to $74.4 million in 2011. Free cash flow in 2012 as compared to 2011 benefited from favorable changes in working capital and lower cash interest paid, partially offset by the renewal and partial prepayment of certain multi-year insurance programs and higher capital expenditures.

Net cash used in investing activities in 2012 was $86.3 million, which included the cash paid to acquire Pure Ice, compared to $52.6 million in 2011, which included the cash paid to acquire SinfulColors.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled to their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Fourth Quarter 2012 Results

Net sales in the fourth quarter of 2012 were $391.3 million, an increase of $31.5 million, or 8.8%, compared to $359.8 million in the fourth quarter of 2011. Excluding unfavorable foreign currency fluctuations of $1.8 million, net sales increased by $33.3 million, or 9.3%. The increase was primarily driven by higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color and SinfulColors color cosmetics, as well as the inclusion of the net sales of Pure Ice. These increases were partially offset by lower net sales of Almay color cosmetics.

In the United States, net sales in the fourth quarter of 2012 were $219.2 million, an increase of $27.6 million, or 14.4%, compared to $191.6 million in the same period last year. The increase was primarily driven by higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color and SinfulColors color cosmetics and the inclusion of the net sales of Pure Ice, partially offset by lower net sales of Almay color cosmetics.

In Asia Pacific, net sales in the fourth quarter of 2012 were $66.1 million, an increase of $2.3 million, or 3.6%, compared to $63.8 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $1.7 million, or 2.7%, primarily due to higher net sales of Revlon color cosmetics in Japan and Australia, partially offset by lower net sales of Revlon color cosmetics in China.

In Europe, Middle East and Africa, net sales in the fourth quarter of 2012 were $50.4 million, a decrease of $5.5 million, or 9.8%, compared to $55.9 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $3.5 million, or 6.3%. Lower net sales of fragrances in the U.K., Italy and certain distributor territories and other beauty care products in France and South Africa were partially offset by higher net sales of Revlon color cosmetics in the U.K. and South Africa.

In Latin America and Canada, net sales in the fourth quarter of 2012 were $55.6 million, an increase of $7.1 million, or 14.6%, compared to $48.5 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $7.5 million, or 15.5%. The increase was primarily due to higher net sales of Revlon color cosmetics and other beauty care products in Venezuela and Argentina and higher net sales of Revlon ColorSilk hair color throughout the region. Venezuela and Argentina also benefited from higher selling prices reflecting market conditions and inflation, which accounted for approximately one-third of the $7.5 million net sales increase in the region.

Operating income in the fourth quarter of 2012 was $82.5 million compared to $66.0 million in the same period last year. Adjusted EBITDA in the fourth quarter of 2012 was $99.1 million compared to $81.7 million in the same period last year.

Interest expense, including preferred stock dividends, decreased $0.5 million to $21.3 million in the fourth quarter of 2012 as compared to the same period last year.

The provision for income taxes was $12.1 million in the fourth quarter of 2012 as compared to $4.4 million in the same period last year. The provision for income taxes in the fourth quarter included non-cash tax benefits of $15.8 million in 2012 and $16.9 million in 2011, in each case primarily associated with reductions in the Company’s deferred tax asset valuation allowances, which had no impact on the Company’s cash flow or liquidity. Cash paid for income taxes, net of refunds, in the fourth quarter of 2012 was $4.2 million compared to $6.5 million in the same period last year.

Net income in the fourth quarter of 2012 was $46.5 million, or $0.89 per diluted share, compared to $36.4 million, or $0.70 per diluted share, in the same period last year. Net income included a non-cash tax benefit of $15.8 million in the fourth quarter of 2012 and a $16.9 million non-cash tax benefit in the fourth quarter of 2011, noted above.

Net cash provided by operating activities in the fourth quarter of 2012 was $86.2 million compared to $67.8 million in the same period last year and free cash flow in the fourth quarter of 2012 was $80.3 million compared to $63.6 million in the same period last year. The increase in the fourth quarter of 2012 as compared to the fourth quarter of 2011 was primarily driven by higher operating income.

Company Strategy

The Company’s business strategy is to: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) pursue growth opportunities; and (v) improve our financial performance.

2012 Results and Conference Call

The Company will host a conference call with members of the investment community on February 5, 2013 at 8:30 A.M. ET to discuss its 2012 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, SinfulColors® color cosmetics, Pure Ice™ color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

a Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i)	monitor and evaluate the performance of the Company's business operations;
(ii)	facilitate management's internal comparisons of the Company's historical operating performance of its business operations;
(iii)	facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
(iv)	review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;
(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management, as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

b Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow (i) to evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) to review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations, focus and/or plans: (i) the Company’s plans to continue to focus on driving profitable growth; and (ii) the Company’s business strategy which is to: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) pursue growth opportunities and (e) improve our financial performance. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2012 Annual Report on Form 10-K that we will file with the SEC in February 2013 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2013 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) difficulties, delays, unanticipated costs or our inability to drive profitable growth, including, without limitation, less than expected profitable net sales growth, such as due to the reasons set forth in clause (ii)(a) below; and (ii) difficulties, delays, unanticipated costs or our inability to execute our business strategy, such as (a) less than expected growth of our strong brands, such as due to difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic or other conditions; greater than expected volatility in the retail sales environment; more than anticipated returns for such products; actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates and / or currency controls; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; greater than expected impact from changes in retailer pricing or promotional strategies; greater than anticipated retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally and/or less than anticipated results from our regional and/or multi-national brands, (d) difficulties, delays or unanticipated costs in connection with plans to pursue growth opportunities, such as due to those reasons set forth in clause (ii)(a) above and/or difficulties, delays or unanticipated costs in consummating, or the Company’s inability to consummate, transactions to acquire new brands and/or (e) difficulties, delays, unanticipated costs or our inability to improve our financial performance. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)
(dollars in millions, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)

Net sales	$391.3	$359.8	$1,426.1	$1,381.4
Cost of sales	139.4	134.3	506.5	492.6
Gross profit	251.9	225.5	919.6	888.8
Selling, general and administrative expenses	169.7	159.5	710.2	685.5
Restructuring charges	(0.3)	-	20.7	-

Operating income	82.5	66.0	188.7	203.3

Other expenses, net:
Interest expense	19.6	20.2	79.1	84.9
Interest expense - preferred stock dividends	1.7	1.6	6.5	6.4
Amortization of debt issuance costs	1.4	1.2	5.3	5.3
Loss on early extinguishment of debt, net	-	(0.1)	-	11.2
Foreign currency losses, net	0.7	2.0	2.7	4.4
Miscellaneous, net	0.5	0.3	0.7	1.5
Other expenses, net	23.9	25.2	94.3	113.7

Income from continuing operations before income taxes	58.6	40.8	94.4	89.6
Provision for income taxes	12.1	4.4	43.7	36.8
Income from continuing operations, net of taxes	46.5	36.4	50.7	52.8
Income from discontinued operations, net of taxes	-	-	0.4	0.6

Net income	$46.5	$36.4	$51.1	$53.4

Other comprehensive loss:
Currency translation adjustment, net of tax	(1.8)	0.4	(1.5)	(8.3)
Amortization of pension related costs, net of tax	1.9	0.9	9.4	3.6
Pension re-measurement, net of tax	(15.4)	(45.9)	(15.4)	(45.9)
Pension curtailment gain	0.2	-	0.2	-
Other comprehensive loss	(15.1)	(44.6)	(7.3)	(50.6)

Total comprehensive income (loss)	$31.4	$(8.2)	$43.8	$2.8

Basic income per common share:
Continuing operations	0.89	0.70	0.97	1.01
Discontinued operations	-	-	0.01	0.01
Net income	$0.89	$0.70	$0.98	$1.02

Diluted income per common share:
Continuing operations	0.89	0.70	0.97	1.01
Discontinued operations	-	-	0.01	0.01
Net income	$0.89	$0.70	$0.98	$1.02

Weighted average number of common shares outstanding:
Basic	52,356,798	52,183,008	52,348,636	52,173,906
Diluted	52,356,798	52,367,871	52,356,882	52,331,807

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$116.3	$101.7
Trade receivables, net	216.0	212.0
Inventories	114.7	111.0
Deferred income taxes - current	48.5	49.8
Prepaid expenses and other	45.7	44.2
Total current assets	541.2	518.7
Property, plant and equipment, net	99.5	98.9
Deferred income taxes - noncurrent	215.2	232.1
Goodwill	217.8	194.7
Intangible assets, net	68.8	29.2
Other assets	94.1	83.5
Total assets	$1,236.6	$1,157.1

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$5.0	$5.9
Current portion of long-term debt	21.5	8.0
Accounts payable	101.9	89.8
Accrued expenses and other	276.3	231.7
Redeemable preferred stock	48.4	-
Total current liabilities	453.1	335.4
Long-term debt	1,145.8	1,107.0
Long-term debt - affiliates	-	58.4
Redeemable preferred stock	-	48.4
Long-term pension and other post-retirement plan liabilities	233.7	245.5
Other long-term liabilities	53.3	55.3
Commitments and contingencies
Total stockholders' deficiency	(649.3)	(692.9)
Total liabilities and stockholders' deficiency	$1,236.6	$1,157.1

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Year Ended
	December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$51.1	$53.4
Adjustments to reconcile net income to net cash provided by
operating activities:
Income from discontinued operations, net of taxes	(0.4)	(0.6)
Depreciation and amortization	65.0	60.8
Amortization of debt discount	2.1	2.5
Stock compensation amortization	0.3	1.9
Provision for deferred income taxes	28.4	13.4
Loss on early extinguishment of debt, net	-	11.2
Amortization of debt issuance costs	5.3	5.3
Loss on sale of certain assets	0.4	-
Pension and other post-retirement costs	4.0	5.2
Change in assets and liabilities:
Increase in trade receivables	(4.7)	(18.3)
(Increase) decrease in inventories	(4.4)	3.6
(Increase) decrease in prepaid expenses and other current assets	(2.9)	0.2
Increase in accounts payable	4.5	5.0
Increase in accrued expenses and other current liabilities	47.3	20.1
Pension and other post-retirement plan contributions	(29.8)	(31.5)
Purchases of permanent displays	(43.2)	(41.3)
Other, net	(18.9)	(2.9)
Net cash provided by operating activities	104.1	88.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20.9)	(13.9)
Business acquisitions	(66.2)	(39.0)
Proceeds from the sale of certain assets	0.8	0.3
Net cash used in investing activities	(86.3)	(52.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	6.3	0.2
Repayments under the 2010 Term Loan Facility	-	(794.0)
Borrowings under the 2011 Term Loan Facility	-	796.0
Repayments under the 2011 Term Loan Facility	(8.0)	(4.0)
Payment of financing costs	(0.4)	(4.3)
Other financing activities	(1.3)	(1.4)
Net cash used in financing activities	(3.4)	(7.5)
Effect of exchange rate changes on cash and cash equivalents	0.2	(2.9)
Net increase in cash and cash equivalents	14.6	25.0
Cash and cash equivalents at beginning of period	101.7	76.7
Cash and cash equivalents at end of period	$116.3	$101.7

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$78.6	$85.0
Preferred stock dividends	$6.2	$6.2
Income taxes, net of refunds	$18.0	$20.5

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$1.2	$1.4

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2012	2011
	(Unaudited)
Reconciliation to net income:

Net income	$46.5	$36.4

Interest expense	21.3	21.8
Amortization of debt issuance costs	1.4	1.2
Loss on early extinguishment of debt, net	-	(0.1)
Foreign currency losses, net	0.7	2.0
Miscellaneous, net	0.5	0.3
Provision for income taxes	12.1	4.4
Depreciation and amortization	16.6	15.7

Adjusted EBITDA	$99.1	$81.7

	Year Ended
	December 31,
	2012	2011
	(Unaudited)
Reconciliation to net income:

Net income	$51.1	$53.4
Income from discontinued operations, net of taxes	0.4	0.6
Income from continuing operations, net of taxes	50.7	52.8

Interest expense	85.6	91.3
Amortization of debt issuance costs	5.3	5.3
Loss on early extinguishment of debt, net	-	11.2
Foreign currency losses, net	2.7	4.4
Miscellaneous, net	0.7	1.5
Provision for income taxes	43.7	36.8
Depreciation and amortization	65.3	62.7

Adjusted EBITDA	$254.0	$266.0

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2012	2011
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$86.2	$67.8

Less capital expenditures	(6.1)	(4.3)
Plus proceeds from the sale of certain assets	0.2	0.1

Free cash flow	$80.3	$63.6

	Year Ended
	December 31,
	2012	2011
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$104.1	$88.0

Less capital expenditures	(20.9)	(13.9)
Plus proceeds from the sale of certain assets	0.8	0.3

Free cash flow	$84.0	$74.4

REVLON, INC. AND SUBSIDIARIES
UNAUDITED GEOGRAPHIC NET SALES DETAIL
(dollars in millions)

Effective for periods beginning October 1, 2012, the Company is reporting Latin America and Canada together as one region.
As a result, the following current and prior year amounts have been reclassified to conform to this presentation.

	Three Months Ended				Year Ended
	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Dec 31,
	2011	2011	2011	2011	2011

United States	$186.2	$194.9	$184.7	$191.6	$757.4
Asia Pacific	53.1	58.5	58.0	63.8	233.4
Europe, Middle East and Africa	49.7	52.0	51.1	55.9	208.7
Latin America and Canada	44.2	45.8	43.4	48.5	181.9
Total Net Sales	$333.2	$351.2	$337.2	$359.8	$1,381.4

	Three Months Ended				Year Ended
	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Dec 31,
	2012	2012	2012	2012	2012

United States	$184.7	$203.9	$192.0	$219.2	$799.8
Asia Pacific	56.1	55.8	60.9	66.1	238.9
Europe, Middle East and Africa	45.8	44.4	43.8	50.4	184.4
Latin America and Canada	44.1	53.0	50.3	55.6	203.0
Total Net Sales	$330.7	$357.1	$347.0	$391.3	$1,426.1

CONTACT:
Investor Relations & Media:
Revlon, Inc.
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations